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EXHIBIT 2.2—LOAN AGREEMENT

THIS LOAN AGREEMENT, dated for reference August 25, 2000 is made

BETWEEN:

    WORKING OPPORTUNITY FUND (EVCC) LTD., a company incorporated under the laws of the Province of British Columbia, of 2600, 1055 West Georgia Street, Vancouver, British Columbia V6E 3R5

    (the "Lender");

AND:

    PEACE ARCH ENTERTAINMENT GROUP INC., a corporation incorporated under the laws of British Columbia, with its head office at Suite 302, 1132 Hamilton Street, Vancouver, British Columbia V6B 2S2

    (the "Borrower").

        WHEREAS the Borrower wishes to borrow and the Lender is willing to lend to the Borrower $300,000 on the terms of this Agreement.

        NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.    DEFINITIONS

        Where used in this Agreement, the following words and phrases have the following meanings:

  (a)
  "Affiliate" has the meaning assigned in the Company Act (British Columbia);

  (b)
  "Agreement" means this Agreement as at any time amended or modified and in effect;

  (c)
  "Bond Yield" means the yield determined by the Lender by reference to the bond quotations appearing in the Globe and Mail on the business day prior to the date of prepayment (or, if such publication is no longer published, any publicly available source of similar market data selected by the Lender), and shall be the most recent yield to maturity on actively traded Government of Canada securities having a maturity comparable to the Remaining Life. If the Remaining Life is not equal to the constant maturity of a Government of Canada security for which a yield is given, the Bond Yield shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of Government of Canada securities for which such yields are given, except that if the Remaining Life is less than one year, the yield on actively traded Government of Canada securities adjusted to a constant maturity of one year shall be used;

  (d)
  "Borrower's Permitted Encumbrances" means the encumbrances specified in the general security agreement dated for reference August 16, 2000 granted by the Borrower to the Original Lenders pursuant to paragraph 5.1(a) of the Original Loan Agreement and any other encumbrances permitted pursuant to paragraph 7.2(f);

  (e)
  "Change of Control" means:

  (i)
  the sale by any one of Timothy Gamble or W.D. Cameron White otherwise than to an Exempt Purchaser of not less than 25% of the Class A common shares now held by the respective individuals; or

  (ii)
  the acquisition by any person or group of persons "acting jointly or in concert" within the meaning of the Securities Act (British Columbia) other than any of RBCC, the Lender, Timothy Gamble, W.D. Cameron White or an Exempt Purchaser of a number of Class A common shares which, when added to the number of Class A common shares then beneficially held by that person or group, or over which that person or group exercises control or direction, would be equal to or greater than 20% of the issued and outstanding Class A common shares at the time of acquisition,

  (f)
  "Class A common shares" means the Class A Multiple Voting Shares without par value in the capital of the Borrower;

  (g)
  "Class B common shares" means the Class B Subordinate Voting Shares without par value in the capital of the Borrower;

  (h)
  "Closing Date" means the date the Loan is advanced by the Lender to the Borrower which will be August 25, 2000, unless otherwise agreed in writing by the Lender and the Borrower;

  (i)
  "Collateral" means all the property of the Borrower and the Subsidiaries in which the Lender has a security interest pursuant to the Lender's Security;

  (j)
  "Current Assets" means the sum of the accounts receivable, productions in process, cash and cash equivalents and prepaid expenses of the Borrower on a consolidated basis;

  (k)
  "Current Liabilities" means the sum of indebtedness under all operating lines of credit to the Senior Lender, accounts payable, deferred revenue, the current portion of long term debt, (but will exclude for this purpose, all indebtedness under a real property mortgage in favour of Van City Savings for the original principal amount of $2,800,000 and a real property mortgage in favour of Canadian Western Bank (Trust) in the amount of $896,760.72 except for the last 12 scheduled payments required under such mortgages) and the current portion of accrued interest less the Loans, all on a consolidated basis;

  (l)
  "Debt" means all liabilities of the Borrower on a consolidated basis less the Loans, less loans from shareholders subordinate to the Loans;

  (m)
  "Debt Load" means the sum of the following:

Asset Class	Percentage of Book Value
cash	100%
accounts receivable	90%
productions in process (pre-sold)	85%
productions in process (not pre-sold)	65%
investment in television programming	50%
fixed assets	65%;
  (n)
  "Debt to Equity Ratio" means:

Debt Equity
  (o)
  "Equity" means the issued share capital of the Borrower plus retained earnings plus current earnings plus any debt ranking subordinate to the Loans, less goodwill and other intangibles and any advances to or receivables owing from Persons who do not deal at arm's length with the Borrower or the Principals, on a consolidated basis;

  (p)
  "Event of Default" means any event specified in subsection 8.1;

  (q)
  "Exempt Purchaser" means any one or more of the Persons listed in Schedule "C";

  (r)
  "Extended Loans" has the meaning assigned in subsection 3.6;

  (s)
  "Extension" has the meaning assigned in subsection 3.6;

  (t)
  "Extension Period" has the meaning assigned in subsection 3.6;

  (u)
  "Extension Request" has the meaning assigned in subsection 3.6;

  (v)
  "Guarantees" means the guarantees to be given by the Subsidiaries pursuant to paragraph 5.1(b);

  (w)
  "Interest" includes all contractual interest expenses of the Borrower, including current interest on the Loans;

  (x)
  "Inter-Lender Agreement" means the amended and restated agreement among the Lender and the Original Lenders dated for reference the date of this Agreement;

  (y)
  "Lender's Security" means the Note and any other items of security referred to in section 5;

  (z)
  "Loan" means the loan of $300,000 by the Lender to the Borrower under subsection 3.1 or the Extended Loan, as the case may be;

  (aa)
  "Make Whole Premium" means, at any date of determination thereof, the amount (but not less than zero) equal to (a) the sum of Present Values of each instalment of principal being prepaid and each amount of interest which would have been payable on the amount of the Loan in the absence of prepayment less (b) the total principal on the Loan being prepaid. Prepayments will be applied against the instalments in the inverse order of their maturity.

  (bb)
  "Maturity Date" means February 16, 2002, or, if the Lender grants the Extension, August 16, 2003;

  (cc)
  "Note" means the promissory note evidencing the Loan;

  (dd)
  "Original Closing Date" means August 16, 2000;

  (ee)
  "Original Loan Agreement" means the Loan Agreement dated for reference August 16, 2000 among the Original Lenders and the Borrower;

  (ff)
  "Original Lenders" means BCMC Capital Limited Partnership, BCMC Capital II Limited Partnership, Business Development Bank of Canada, Frank Groff, Timothy Gamble and W.D. Cameron White;

  (gg)
  "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization and any other entity whatsoever;

  (hh)
  "Present Value" for the purpose of paragraph 3.5(b) for the Loan or any amount of interest, shall be computed at a discount rate equal to the lesser of (i) the interest rate which is applicable to the Loans; or (ii) the Bond Yield; and the manner of such computation shall be according to the following formula:

CF {1 + (DR÷12)}[t]

    where "CF" is the amount of the particular payment of principal or interest, "DR" is the applicable discount rate, and "t" is the number of monthly periods between the prepayment date and the Maturity Date;

  (ii)
  "Principals" means Timothy Gamble, W.D. Cameron White and Juliet Jones, each of whom is a director, officer or employee of the Borrower;

  (jj)
  "Priority Agreement" means an agreement dated as of the date of this Agreement between the Lender and the Senior Lender;

  (kk)
  "RBCC" means Royal Bank Capital Corporation;

  (ll)
  "Remaining Life" means the period from the date of a prepayment pursuant to subsection 3.5 to the Maturity Date;

  (mm)
  "Senior Indebtedness" means:

  (i)
  indebtedness of the Borrower to the Senior Lender, Van City Savings and Canadian Western Bank of up to an aggregate of $4,130,000 pursuant to term debt, mortgage and equipment financing provided to the Borrower by the Senior Lender, Van City Savings or Canadian Western Bank as amended or replaced from time to time or indebtedness of the Borrower to the principal banker of the Borrower if the Borrower substitutes its operating line with the Senior Lender with a credit facility from another chartered bank or similar lender;

  (ii)
  all credit facilities provided by the Senior Lender of up to a maximum of $30,000,000 at any time;

  (iii)
  security interests granted from time to time in the ordinary course of the Borrower's business to distributors, broadcasters and completion bond companies to secure delivery of production;

  (nn)
  "Senior Lender" means Royal Bank of Canada or the principal banker or other Person to whom the Senior Indebtedness is owed;

  (oo)
  "Subsidiaries" means the direct or indirect subsidiaries of the Borrower listed on Schedule "A";

  (pp)
  "Warrants" means the warrants to acquire up to an aggregate of 9,000 Class B common shares in the capital of the Borrower at a price of $5.00 per share for a period expiring 42 months from the Original Closing Date to be granted to the Lender as a condition to advancing the Loan pursuant to paragraph 4.1(c);

  (qq)
  "Working Capital Balance" means Current Assets less Current Liabilities; and

  (rr)
  "Working Capital Ratio" means the quotient obtained by dividing Current Assets by Current Liabilities, all on a consolidated basis at a point in time.

2.    INTERPRETATION

2.1  Governing Law

        This Agreement is governed by the laws of the Province of British Columbia and all the parties attorn to the exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes under this Agreement.

2.2  Severability

        If any one or more of the provisions contained in this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

2.3  Parties in Interest

        This Agreement enures to the benefit of and is binding on the parties hereto and their respective successors and permitted assigns.

2.4  Headings and Marginal References

        The division of this Agreement into sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

2.5  Currency

        Unless otherwise designated, all statements of, or references to, dollar amounts in this Agreement refer to lawful currency of Canada.

2.6  Accounting Principles

        Unless otherwise specified in this Agreement, all accounting terminology and calculations shall be made in accordance with Canadian generally accepted accounting principles, consistently applied, and all accounting calculations shall be made on a consolidated basis.

2.7  Conflicts with Lender's Security

        If any provision of this Agreement conflicts with a provision of the Lender's Security, the provisions of this Agreement will prevail to the extent of the conflict.

3.    THE LOAN

3.1      Establishment of the Loan

        The Lender agrees, on the terms and subject to conditions set forth in this Agreement, to lend to the Borrower on the Closing Date $300,000 as the Loan.

3.2  Evidence of Indebtedness

        Indebtedness of the Borrower to the Lender in respect of the Loan will be evidenced by the Note, which will be made by the Borrower to the Lender at the Closing Date.

3.3  Interest

        Subject to paragraph 3.5(b) and subsection 3.8, the Borrower will pay interest to the Lender both before as well as after payment is due on the principal advanced under the Loan from the date of disbursement, at 14% per annum calculated and paid quarterly in arrears, plus an additional 4% per annum accrued and compounded (at 18% per annum) quarterly in arrears and payable on the earlier of the Maturity Date or the date the Loan is repaid in full. Interest on overdue payments will accrue from the date such payment is due until the date on which payment is received by the Lender.

3.4  Repayment of Principal

        Subject to subsection 8.1, the Borrower will repay the principal amount outstanding on the Loan (together with accrued and unpaid interest) on the Maturity Date.

3.5  Prepayment of the Loans

        The Borrower may prepay the Loan and all accrued and unpaid interest and other obligations owing by the Borrower to the Lender under this Agreement, in full, or in part, prior to the Maturity Date on 10 business days written notice to the Lender, if:

  (a)
  the prepayment of the Loan will not cause the Borrower to be in default of any term of the Senior Indebtedness or security given to secure Senior Indebtedness; and

  (b)
  the Borrower pays to the Lender, if the prepayment occurs prior to the expiry of nine months from the Original Closing Date following a Change of Control that constitutes an Event of Default under paragraph 8.1(f), one-half of the Make Whole Premium or, otherwise, the Borrower pays to the Lender the Make Whole Premium.

        Partial prepayments may only be made in aggregate amounts equal to the lesser of $500,000 and the amount of the Loan, accrued and unpaid interest and other obligations due to the Lender.

3.6  Extension Option

        The Borrower may, by notice in writing to the Lender (the "Extension Request") during the 16th month following the Original Closing Date request an extension (the "Extension") of up to 75% of the principal amount of the Loan (the "Extended Loan") for a further 18 months (the "Extension Period") from the Maturity Date (prior to the Extension), and the Lender will advise the Borrower by notice in writing within 15 business days of the date the Extension Request is made of whether it will, in its discretion, grant the Extension.

3.7  Deemed Extension Request

        If, by the beginning of the 18th month following the Original Closing Date:

  (a)
  the Borrower has not made the Extension Request; and

  (b)
  the Borrower has not provided evidence satisfactory to the Lender, acting reasonably, of a firm commitment to finance the repayment of the Loan on the Maturity Date,

the Borrower will be deemed to have made the Extension Request for the Extended Loan, and the Lender may, in its discretion, grant the Extension by notice in writing to the Borrower.

3.8  Conditions to Grant of Extension

        Notwithstanding that the Lender has given notice that it will grant the Extension pursuant to subsection 3.6 or 3.7, the obligations of the Lender to grant the Extension will be subject to:

  (a)
  completion of a due diligence investigation of the affairs of the Borrower and the Subsidiaries to the satisfaction of the Lender prior to the expiry of 18 months from the Original Closing Date;

  (b)
  the provision of such additional security from the Borrower and any Subsidiaries of the Borrower as may be required by the Lender, with the consent of the Borrower;

  (c)
  the execution and delivery of a new promissory note reflecting the amount of the Extended Loan and applicable interest rates and such further agreements or documentation to effect the Extension as may be determined by the Lender;

  (d)
  the payment by the Borrower on the first business day of the Extension Period of an extension fee equal to the greater of (i) 2% of the principal amount of the Extended Loan at the commencement of the Extension Period, and (ii) $4,918.25; and

  (e)
  the grant by the Borrower of Warrants to the Lender as contemplated in subsection 3.10.

3.9  Extension Interest

        The principal amount of the Extended Loan will bear interest at the greater of:

  (a)
  14% per annum; and

  (b)
  the quoted rate for 18 month Government of Canada bonds, plus 8%,

calculated and paid quarterly in arrears, plus an additional 4% per annum, accrued and compounded, per annum, at the rate of interest equal to the sum of the rate in paragraph (a) or (b), as applicable, plus 4%, quarterly in arrears and payable on the earlier of the Maturity Date and the date the Extended Loan are repaid in full.

3.10    Extension Warrants

        As a condition for the Lender advancing the Loan pursuant to paragraph 4.1(c) of this Agreement, the Borrower will grant to the Lender warrants (the "Extension Warrants") to purchase up to 4,500 Class B common shares in the capital of the Borrower (being warrants to purchase 20,000 Class B common shares for each $1,000,000 in principal amount of the Extended Loan outstanding at the commencement of the Extension Period). The Extension Warrants will not be exercisable by the Lender until the commencement of the Extension Period.

3.11    Exercise Price and Periods of Extension Warrants

        The Extension Warrants will entitle the holder to purchase the Class B common shares, as the case may be, for a period of 24 months from the commencement of the Extension Period at a price of $5.00 per share. If, at the time the Lender agrees to grant the Extension, the closing price of the Class B common shares is less than $5.00 per share on The Toronto Stock Exchange (the "TSE"), or the stock market or recognized quotation system on which the Class B common shares are listed, the Borrower will, at the written request of the Lender, apply to such exchange or system for approval to reduce the exercise price of the Extension Warrants from $5.00 per share to the minimum price per share of the Class B common shares permissible pursuant to the rules of such exchange or system.

3.12    Repayment of Principal

        The Borrower will repay the principal amount of the Loan during the Extension Period at a rate of 10% of the amount of the principal of the Loan at the commencement of the Extension Period each fiscal quarter, at the same time interest is paid pursuant to subsection 4.2, with the balance payable on the Maturity Date. For greater certainty, no Make Whole Premium is payable on the repayment of principal pursuant to this section 3.12, but subsection 3.5 applies to prepayments during the Extension Period.

3.13    Use of Funds

        The proceeds of the Loan will be used by the Borrower for general working capital purposes, and development and capital expenditures; provided, however, that the Borrower shall not use any of the funds provided by the Lender to pay down any debt owing to shareholders or third parties other than normal trade credit incurred in the operations of the Borrower's business, and the Borrower shall also comply with Sections 2.2(a) and (b) of the EIA Agreement dated as of May 27, 1998 between the Borrower and the Lender when using the proceeds of the Loan for the aforementioned purposes.

4.    GENERAL CONDITIONS TO LOAN

4.1  Conditions Precedent to Advance

        The Lender's obligations to lend the money representing the principal amount of the Loan is conditional on and subject to the satisfaction of the following conditions precedent:

  (a)
  the provision to the Lender of a favourable opinion of the Borrower's legal counsel in a form acceptable to the Lender, acting reasonably, that the Borrower and the Subsidiaries exist and have the corporate capacity to execute and deliver this Agreement, the Warrants, the Note, the Lender's Security and the Inter-Lender Agreement to the extent that each is a party thereto, and that this Agreement, the Note, the Warrants, the Lender's Security and the Inter-Lender Agreement have been validly authorized, executed and delivered by the Borrower and the Subsidiaries and with respect to such other matters as the Lender may reasonably request;

  (b)
  the representations and warranties of the Borrower under this Agreement and under all certificates given by the Borrower and the Subsidiaries on the Closing Date shall be true and correct;

  (c)
  evidence of all necessary approvals of appropriate securities regulatory authorities to the transactions contemplated in this Agreement and to the issue of the Warrants and the Extension Warrants to the Lender and the delivery by the Borrower to the Lender of certificates representing the Warrants and the Extension Warrants;

  (d)
  the execution and delivery of the Inter-Lender Agreement by all parties thereto;

  (e)
  completion of a due diligence investigation satisfactory to the Lender, acting reasonably;

  (f)
  availability of senior debt in amounts and on terms satisfactory to the Lender; and

  (g)
  payment by the Borrower to the Lender on the Closing Date of a transaction fee equal to 5% of the Loan, plus goods and services tax, less any instalment of such fee previously paid by the Borrower.

4.2  Timing of Interest Payments

        The first quarterly interest payments on the Loan will be due and payable on September 30, 2000 and thereafter quarterly interest payments (other than accrued amounts) will be due and payable on the last business day of March, June, September and December in each year until all principal and interest has been repaid in full.

4.3  Adjustment of Interest

        Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, Revised Statutes of Canada, 1985, c. 46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lender and the amount of such payment or collection shall be refunded to the Borrower; for purposes of this Agreement the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loan on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries

appointed by the Lender will be conclusive for the purposes of such determination, in the absence of evidence to the contrary.

5.    SECURITY FOR THE LOAN

5.1  The Lender's Security for the Loan

        On the execution of this Agreement, the Borrower will provide to the Lender as security for the due payment by the Borrower of the Loan, the Note and any other amounts owing from time to time and the due fulfilment of all covenants and obligations of the Borrower hereunder:

  (a)
  an amending agreement whereby the Lender will be added as a party to the general security agreement dated for reference August 16, 2000 among the Borrower and the Original Lenders, granting to the Original Lenders a security interest over all the present and future property of the Borrower, subordinate only to any security interest granted in favour of the Senior Indebtedness and Borrower's Permitted Encumbrances;

  (b)
  guarantees of each of the Subsidiaries in favour of the Lender; and

  (c)
  an amending agreement whereby the Lender will be added as a party to the 13 general security agreements each dated for reference August 16, 2000 whereby the Subsidiaries granted the Original Lenders security interests over all the Subsidiaries' present and future property subordinate only to the Senior Indebtedness.

5.2  Priority of the Lender's Security

        The priority of Lender's Security as against the security held by the Senior Lender shall be as agreed to in the Priority Agreement.

5.3  Discharge

        Following the repayment in full of all principal, interest and other amounts due from the Borrower to the Lender in respect of the Loan and from the Borrower to the Original Lenders under the Original Loan Agreement, the Lender will, at the written request and at the expense of the Borrower, execute and deliver to the Borrower such discharges, receipts, acknowledgements and other instruments as may be required to discharge all charges and liens under the Lender's Security.

5.4  Costs, Charges and Expenses

        The Borrower will assume and pay all costs, charges and expenses, including reasonable solicitors' costs, charges and expenses on a solicitor and own client basis, which may be incurred by the Lender in respect of this Agreement, or the Lender's Security or which may be incurred by the Lender in respect of any proceedings taken or things done by the Lender in connection therewith to collect, protect, realize or enforce the Lender's Security. Following payment by the Borrower of such costs, charges and expenses (or payment of an amount in lieu thereof to the Lender), the Lender will assign to the Borrower the right to contest or tax such costs, charges and expenses.

6.    REPRESENTATIONS AND WARRANTIES

6.1  Representations and Warranties of the Borrower

        The Borrower represents and warrants to the Lender that:

  (a)
  the Borrower and each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia;

  (b)
  the Borrower has all requisite power and authority to enter into this Agreement and the Borrower and each of the Subsidiaries has the corporate power and authority to grant the Lender's Security to which it is a party and to carry out the obligations contemplated herein and therein;

  (c)
  this Agreement and the Lender's Security to which it is a party have been duly and validly authorized, executed and delivered by the Borrower and are valid obligations of it;

  (d)
  the representations and warranties of the Borrower and the Subsidiaries in the Lender's Security are true;

  (e)
  as of the date of this Agreement, the Borrower has no subsidiaries, direct or indirect, other than the Subsidiaries and the companies listed in Schedule "B", nor is it a party to any agreement to acquire any subsidiary other than MVP Movie Vista Productions Inc.; and

  (f)
  no Event of Default and no event which, with the giving of notice or lapse of time would become an Event of Default, has occurred or is continuing.

6.2  Survival of Representations and Warranties

        All representations and warranties made herein will survive the delivery of this Agreement to the Lender and no investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever its rights to rely on those representations and warranties. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower or any of the Subsidiaries under or pursuant to this Agreement will constitute representations and warranties made by the Borrower thereunder.

7.    COVENANTS OF THE BORROWER

7.1  Positive Covenants of the Borrower

        In addition to the covenants elsewhere in this Agreement, the Borrower covenants and agrees with the Lender that, at all times during the currency of this Agreement, it will:

  (a)
  pay the principal sum, interest and all other monies required to be paid to the Lender pursuant to this Agreement in the manner set forth herein;

  (b)
  duly observe and perform each and every of its covenants and agreements set forth in this Agreement, the Original Loan Agreement and the Lender's Security;

  (c)
  provide the Lender with immediate notice of any Event of Default;

  (d)
  maintain a Debt to Equity Ratio of not more than 2 to 1;

  (e)
  furnish to the Lender within 120 days after the end of its fiscal year, non-qualified audited consolidated financial statements, consisting of a balance sheet, statements of profit and loss, source and use of funds, all prepared in accordance with generally accepted accounting principles consistently applied;

  (f)
  furnish to the Lender, within 30 days of the end of each month:

  (i)
  unaudited non-consolidated financial statements for the month, including a balance sheet and statement of profit and loss prepared in accordance with generally accepted accounting principles, consistently applied;

  (ii)
  cost reports on active productions;

  (iii)
  reports of aged accounts receivable and accounts payable; and

  (iv)
  a copy of the Senior Lender's operating loan and margining report;

  (g)
  furnish to the Lender, before the Borrower's fiscal year end, an annual business plan, operating budget, including monthly cash flows and capital budget, for the forthcoming fiscal year on a consolidated basis together with a multi-year general strategic plan;

  (h)
  furnish to the Lender, within 60 days of the end of each fiscal quarter:

  (i)
  a covenant compliance certificate and report on corporate activities signed by the Chief Executive Officer and Chief Financial Officer;

  (ii)
  certificate of the Chief Financial Officer confirming that all applicable statutory filings have been made on a timely basis, including, without limitation, all federal and provincial tax credit filings; and

  (iii)
  copies of all material, including quarterly consolidated financial statements, which the Borrower is required to send to its shareholders;

  (i)
  hold a management meeting each month prior to the 23rd business day of each month, at which the Chief Executive Officer, President and Chief Financial Officer will present a review of the operational activities during the previous month;

  (j)
  hold a meeting of its board of directors not less frequently than once each fiscal quarter;

  (k)
  furnish to the Lender, at least 7 days before each such meeting, a copy of the quarterly report to directors as prepared for meetings of the board of directors of the Borrower;

  (l)
  maintain at least two directors on the board of directors of the Borrower, other than the nominee of the Original Lenders, who are not employees, officers or consultants of the Borrower, and who are acceptable to the Lender, and, if the number of directors changes, maintain the number of directors on the board of directors, excluding the nominee of the Original Lenders, who is not an employee, officer or consultant of the Borrower at a number which is at least 2/7ths of the total number of directors; and

  (m)
  use its best efforts during the term of this Agreement to comply with the requirements, spirit and intent of the corporate governance guidelines of the TSE, as amended from time to time.

7.2  Negative Covenants of the Borrower

        The Borrower covenants and agrees with the Lender that, at all times during the currency of this Agreement, unless it has received the prior written consent of the Lender to do so, it will not:

  (a)
  permit its Working Capital Ratio at any time to be less than 1.25:1;

  (b)
  permit its Working Capital Balance to be less than $10,000,000;

  (c)
  permit its Debt to exceed the amount of its Debt Load;

  (d)
  if the Lender is so designated, change the designation of the Lender as loss payee on the insurance of the Borrower on its physical assets;

  (e)
  enter into, or permit any of the Subsidiaries to enter into a new agreement or commitment or assume any obligation which will create a net financial exposure to the Borrower on a consolidated basis of $500,000 or more, unless it has obtained the prior approval of the board of directors of the Borrower passed by at least five of the seven directors (or, if the number of directors changes, not less than 5/7ths of the directors);

  (f)
  except, in the ordinary course of business, permit the Collateral to become subject to any mortgage, charge, encumbrance or security interest other than the Borrower's Permitted Encumbrances;

  (g)
  sell, lease or otherwise dispose of the Collateral or any part or parts of the Borrower, except in the ordinary course of business of the Borrower;

  (h)
  change its name;

  (i)
  amalgamate or otherwise merge its business with the business of any other Person;

  (j)
  alter its share capital;

  (k)
  continue its corporate existence from British Columbia to another jurisdiction;

  (l)
  except in the ordinary course of business, release, surrender or abandon the Collateral or any part or parts thereof;

  (m)
  except in the ordinary course of business, move the Collateral or any part or parts thereof from its present location or locations (and will promptly advise the Lender of the new location or locations);

  (n)
  permit any of the Collateral to become an accession to any property other than Collateral;

  (o)
  except for the Borrower's Permitted Encumbrances, issue any debt security which is senior in priority or payment to this Agreement;

  (p)
  default on any term of any Senior Indebtedness;

  (q)
  substantially alter the terms of employment or compensation for any director or officer of the Borrower, except as contemplated in this Agreement or as approved by the Lender, acting reasonably;

  (r)
  pay any bonus, special dividend or other payment or reward to a director or officer of the Borrower not contemplated in his or her terms of employment or approved by the board of directors of the Borrower, or repay a shareholders loan, lend money, guarantee a loan or grant any other form of financial assistance or benefit to a shareholder, employee or director of the Borrower or any other person;

  (s)
  declare a dividend on, or redeem or repay any obligation in respect of any shares in its capital;

  (t)
  enter into a contract or transaction in which a director or senior officer of the Borrower has a direct or indirect interest other than as a director, officer, shareholder, employee or consultant of the Borrower;

  (u)
  redeem any of its existing outstanding share capital;

  (v)
  make a fundamental change in the nature of its business;

  (w)
  sell, lease, transfer, mortgage, pledge or dispose of all or substantially all of its business or undertaking;

  (x)
  sell, lease, transfer, mortgage, pledge or dispose of any assets for an aggregate amount of $250,000 without the prior approval of the board of directors of the Borrower passed by at least five of the seven directors (or if the number of directors changes, not less than 5/7ths of the directors);

  (y)
  lend money, guarantee the obligations of any person, make investments or assume any obligations other than in the ordinary course of business;

  (z)
  consent to the termination or waiver of any non-competition agreement with any of the Principals;

  (aa)
  commence or permit any Subsidiary to commence any production of any television series without a pre-signed revenue contract from a G7 Nation broadcaster or co-production partner and/or the support of Canadian film funding agencies for 75% of the net production costs (budget less production fees less production tax credits);

  (bb)
  enter into loan transactions with Senior Lenders in respect of Senior Indebtedness (other than loans against tax credits and other government receivables and assistance) in an aggregate amount exceeding $7,130,000; and

  (cc)
  engage in or permit any Subsidiary to engage in or permit any tenant or other person to use its or any Subsidiary's premises for any of the following activities:

  (i)
  businesses that are sexually exploitive or that are inconsistent with generally accepted community standards of conduct or propriety, including, without limitation, those that feature sexually explicit entertainment, products or services;

  (ii)
  businesses that are engaged in or associated with illegal activities;

  (iii)
  businesses trading with countries that are proscribed by the Government of Canada; and

  (iv)
  businesses that operate as separate and sole entity nightclubs, bars, lounges, cabarets, casinos, bingo halls, gambling machine venues, discotheques and similar operations, provided that any determination as to whether such activities are taking place shall be made by the Lender in its sole discretion and shall be final and binding on the Borrower and not subject to review.

8.    EVENT OF DEFAULT

8.1  Definition of Event of Default

        Notwithstanding any other term of this Agreement, the principal balance of the Loan, interest, costs and any other money owing to the Lender under this Agreement and the Lender's Security will immediately become payable unless otherwise waived in writing by the Lender in any of the following events (each an "Event of Default"):

  (a)
  the Borrower defaults in any payment when due under this Agreement or the Original Loan Agreement or the Borrower or any Subsidiary defaults in any payment when due under the Lender's Security and any such default is not remedied within five business days after such default;

  (b)
  the Borrower fails to observe or perform any of the covenants in this Agreement or the Original Loan Agreement or the Borrower or any Subsidiary fails to observe or perform any of the covenants in the Lender's Security and such failure is not remedied within 30 days of receipt of notice from the Lender or, if such failure is not capable of being remedied in such time, the Borrower or the Subsidiary, as the case may be, has not commenced and diligently continued to take all action necessary to correct such failure;

  (c)
  an event of default (as defined in the Original Loan Agreement or in any general security agreement between the Original Lenders and the Borrower or any Subsidiary) otherwise occurs;

  (d)
  the Borrower or any Subsidiary fails to observe or perform any of its payment obligations under any agreement or instrument evidencing or securing any Senior Indebtedness;

  (e)
  the Borrower or any Subsidiary is otherwise in material breach of any of the terms, conditions or covenants in any agreement or instrument evidencing or securing any Senior Indebtedness and such breach is not cured within the applicable time periods for remedying breaches or is not waived by the Senior Lender; and

  (f)
  if, during the term of this Agreement, there is a Change of Control, and the Lender gives written notice to the Borrower within 30 days of the Lender receiving notice of the Change of Control that the Change of Control constitutes an Event of Default.

8.2  Rights and Remedies of the Lender

        Upon the occurrence of an Event of Default and at any time thereafter, the Lender may exercise any or all rights and remedies available to the Lender whether available under this Agreement, the Notes, the Lender's Security or available at law or in equity.

8.3  Make Whole Premium Payable on Acceleration

        The occurrence of an Event of Default and the acceleration of the Loan pursuant to subsection 8.1 prior to the Maturity Date will be deemed to be a prepayment, and, except as provided in paragraph 3.5(b), the Borrower will pay to the Lender in addition to the amount of the Loan, interest and expenses then due, the Make Whole Premium.

9.    SYNDICATE PARTICIPATION

        The Lender may, at any time on notice to the Borrower, but without the prior written consent of the Borrower, whether before or after the Closing Date, at its own expense, assign up to 100% of the Loan, provided that the indebtedness may only be assigned in amounts not less than 5% of the indebtedness outstanding under the Loan and assign some or all of the Lender's Security to other lenders, who may or may not be offered part of the Warrants and commitment and other fees received by the Lender.

10.  GENERAL

10.1    Waiver or Modification

        No failure on the part of the Lender in exercising any power or right hereunder will operate as a waiver of the power or right nor will any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of any condition of this Agreement or consent to any departure by the Borrower therefrom will be effective unless it is in writing signed by the Lender. No notice to or demand on the Borrower will entitle the Borrower to any other further notice or demand in similar or other circumstances unless specifically provided for in this Agreement.

10.2    Time

        Time is of the essence of this Agreement.

10.3    Further Assurances

        The parties to this Agreement will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement. Without limiting the generality of the foregoing, the Lender will complete and deliver to the Borrower on or before the Closing Date, the form of private placement questionnaire and undertaking required by the Toronto Stock Exchange.

10.4    Assignment

        The Borrower may not assign this Agreement or its interest herein or any part hereof except with the prior written consent of the Lender, such consent not to be unreasonably withheld. Except pursuant to section 9, the Lender may not assign the Loan, the Note, this Agreement, the Lender's Security or its interest in the Loan, the Note, this Agreement or the Lender's Security or any part thereof, without the prior written consent of the Borrower, unless:

  (a)
  there is an unremedied Event of Default; or

  (b)
  the assignment is to an Affiliate of the Lender.

        If there is an unremedied Event of Default, or the assignment is to a wholly-owned subsidiary, the Lender may assign the Loan, the Note, this Agreement or the Lender's Security or its interests in the Loan, the Note, this Agreement or the Lender's Security or any part thereof without notice to or the prior consent of the Borrower.

10.5    Lender's Standard of Conduct

        The Lender agrees that it will at all times act in a commercially reasonable manner and in good faith in the performance of its obligations and exercise of its rights under this Agreement and the Lender's Security.

11.    NOTICES

        Any notice under this Agreement will be given in writing and may be sent by fax or may be delivered to the party to which notice is to be given at the address indicated above, or at another address designated by that party in writing. If notice is sent by fax or is delivered during normal business hours in the place where notice is to be received, it will be deemed to have been given at the time of transmission or delivery. If notice is sent by fax or delivered outside of normal business hours in the place where notice is to be received, it will be deemed to have been received on the business day following the date it is sent by fax or delivered.

12.    AMENDMENTS

        This Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF the Lender and the Borrower have executed and delivered this Agreement.

WORKING OPPORTUNITY FUND (EVCC) LTD. by its Manager, Growth Works Capital Ltd.
Per:
/S/J.D. DOUGLAS

Authorized Signatory
The Common Seal of PEACE ARCH	)
ENTERTAINMENT GROUP INC. was	)
hereunto affixed in the presence of:	)
/S/ TIMOTHY GAMBLE	)
)
Authorized Signatory	)	(C/S)
)
)
Authorized Signatory

SCHEDULE "A"
to the Loan Agreement dated August 25, 2000 between
Working Opportunity Fund (EVCC) Ltd. and Peace Arch Entertainment Group Inc.

LIST OF SUBSIDIARIES

552552 B.C. Ltd.

API Aviator Pictures Inc.

D.M.G. Too Productions Inc.

Dead Man's Gun Productions Inc.

Diva Productions Inc.

Electric Playground Productions Inc.

First Wave Productions Inc.

Immortal Productions Inc.

Peace Arch Productions Inc.

Soho Enterprises Ltd.

The Eyes Multimedia Productions Inc.

Vidatron Television Inc.

Peace Arch Television Inc.

SCHEDULE "B"
to the Loan Agreement dated August 25, 2000 between
Working Opportunity Fund (EVCC) Ltd. and Peace Arch Entertainment Group Inc.

OTHER SUBSIDIARIES

1730 Holdings Ltd.

Heroines Productions Inc.

581831 B.C. Ltd.

581833 B.C. Ltd.

Annie O Productions Inc.

Baby Pinsky Productions Inc.

Cake Night Productions Inc.

Cat Burglar Productions Inc.

Citizen Productions Inc.

Harm's Way Productions Inc.

Island of Whales Productions Inc.

Jetlag Productions Inc.

Lili White Productions Inc.

Outside Chance Productions Inc.

Prisoner of Zenda Productions Inc.

Robin Eh? Productions, Inc.

Ronnie and Julie Productions, inc.

S & F Productions Inc.

X Marks the Spot Productions Inc.

SCHEDULE "C"
to the Loan Agreement dated August 25, 2000 between
Working Opportunity Fund (EVCC) Ltd. and Peace Arch Entertainment Group Inc.

LIST OF EXEMPT PURCHASERS

European Broadcasters/Distributors

—Helkon Media
—Telemunchen
—Kinowelt
—Pearson International

US Broadcasters/Distributors

—Liberty Media
—Chris Craft Station Group

Canadian Broadcasters

—Shaw/Corus
—Canwest Global
—Chum
—Craig Broadcast Group

        Together with such other entities as may be agreed to from time to time.

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EXHIBIT 2.2—LOAN AGREEMENT